EXHIBIT 99
FOR IMMEDIATE RELEASE: Wednesday, May 10, 2006
IMPROVED 1st QUARTER RESULTS REFLECT CONTINUED
BENEFIT OF R.G. BARRY CORPORATION TURNAROUND
The Dearfoams® Company Logs 1st Quarter 2006 Per Share Loss of $0.01 vs. Per Share Loss of $0.09 One Year Ago
PICKERINGTON, Ohio – Wednesday, May 10, 2006 – Citing the continuing positive financial impact of its two-year corporate turnaround, at-home comfort footwear marketer R.G. Barry Corporation (AMEX-DFZ) today reported a first quarter net loss of $111,000, or $0.01 per share, compared to a net loss of $901,000, or $0.09 per share in the first quarter of 2005.
For the quarter, the Company also reported:
•	relatively flat consolidated net sales of $17.1 million versus consolidated net sales of $16.9 million in the first quarter last year;

•	consolidated gross profit as a percent of sales at 39.4 percent compared to 40.2 percent in the comparable period of 2005;

•	restructuring and asset impairment charges of $41,000 versus comparable charges of $241,000 in the first quarter last year;

•	lower selling, general and administrative costs of $6.9 million compared to $7.4 million in the first quarter of 2005; and

•	net interest expense of $67,000, down from $85,000 one year ago.
“Our business continues to benefit from the significant changes of the past two years,” said Thomas M. Von Lehman, Chief Executive Officer. “The improvement in SG&A expenses and reduction in interest expense demonstrate that we are maintaining our discipline in managing overhead expenses and working capital.
“Our first quarter performance was generally pretty good. An increase in net sales of approximately 4 percent in our first quarter North American business was offset by slightly lower sales in Europe. First quarter sales in North America would have been stronger had it not been for the impact of an inventory reduction program at our largest customer and the effect of the transition to a private label program by a large department store customer.
“As we have previously reported, we have undertaken several strategic initiatives over the past year in order to generate sustainable, profitable growth. The first quarter reflected some of that growth, although it was masked by the two previously mentioned factors. For the first half of 2006, we are estimating sales will be down by about 3 percent versus last year due to these two factors and a favorable adjustment to
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first half 2005 sales of $1.1 million from a reversal of certain reserves. Without the new sales resulting from our strategic initiatives, we would be estimating sales for the first half to be down by more than 10 percent.
“While we believe sales to the two specific customers mentioned above will remain below last year’s levels in the second half of 2006, we expect to report an increase in consolidated net sales for the full year of 2006 in the neighborhood of 5 percent, based upon our current fall/winter 2006 order position. Of course, our sales are heavily dependent on the robustness of the holiday selling season, and any substantial negative influences on holiday sales could impact our final sales results,” Mr. Von Lehman said.
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 2:00 p.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, go to <www.rgbarry.com> at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.
Replays of the call will be available shortly after its completion. The audio replay can be accessed through May 17, 2006, by calling (800) 642-1687 or (706) 645-9291 and using access code 8794815; or for 30 days by visiting the Company’s Web site at <www.rgbarry.com>. A written transcript of the call will be available for 12 months at the Company’s Web site under the “Investors/News Release” section.
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of comfort footwear for at and around the home. To learn more about its business, visit the Company’s Websites at <www.rgbarry.com> and <www.dearfoams.com>.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
The statements in this news release, other than statements of historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to continue sourcing products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; our ability to comply with the various terms and covenants of our asset-based lending facility with The CIT Group/Commercial Services Inc.; the Company’s ability to maintain its inventory levels in accordance with its plans; the continued demand for the Company’s products by its customers and the continuing willingness of its customers and suppliers to support the Company; the strength of the retail market, especially during key holiday selling periods; the unexpected loss of key management or one or more of our key customers; a decision by the American Stock Exchange that the Company no longer meets its requirements for continued listing; and the impact of competition on the Company’s market share. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those included in the disclosure in “Item 1A – Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.
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R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per common share data)

	Thirteen Weeks Ended		% Increase
	April 1, 2006	April 2, 2005	Decrease
Net sales	$17,160	$16,990	1.0%
Cost of sales	10,405	10,162	2.4%

Gross profit	6,755	6,828	-1.1%

Gross profit (as percent of sales)	39.4%	40.2%

Restructuring and asset impairment charges	41	241	-83.0%
Selling, general and administrative expense	6,855	7,400	-7.4%

Operating loss	(141)	(813)	-82.7%

Other income	124	45	175.6%
Interest expense, net	(67)	(85)	-21.2%

Loss before income tax	(84)	(853)	-90.2%

Income (tax) benefit	(27)	(48)	-43.8%

Net loss	(111)	(901)	-87.7%

Loss per common share-basic and diluted	$(0.01)	$(0.09)	-87.8%

Average number of shares	9,930	9,837

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	April 1, 2006	April 2, 2005	April 3, 2004
ASSETS
Cash	$989	$1,310	$2,192
Accounts receivable, net	9,383	9,701	11,084
Inventory	21,797	21,196	31,832
Prepaid expenses and other current assets	1,233	1,377	1,811

Total current assets	33,402	33,584	46,919

Net property, plant and equipment	2,324	2,599	5,603

Other assets	3,323	3,242	3,836

Total assets	$39,049	$39,425	$56,358

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,515	8,158	17,118
Accounts payable	4,632	5,429	4,824
Other current liabilities	5,971	6,368	5,989
Long-term debt	451	384	1,688
Accrued retirement costs and other	14,488	15,083	15,114
Minority interest	—	—	378
Shareholders’ equity, net	10,992	4,003	11,247

Total liabilities & shareholders’ equity	$39,049	$39,425	$56,358